February 2008
Pricing Sheet dated February 22, 2008 relating to
Preliminary Terms No. 490 dated January 25, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies
Currency-Linked “Jump” Capital Protected Notes due November 29, 2010
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar
Australian dollar + Brazilian real + Hungarian forint + Indian rupee + Mexican peso + Turkish lira
PRICING TERMS – FEBRUARY 22, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$12,417,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	February 22, 2008 (see “Commissions and Issue Price” below)
Original issue date:	February 29, 2008 (5 business days after the pricing date)
Maturity date:	November 29, 2010
Principal protection:	100%
Interest:	None
Issuer call right:	None
Basket:	Basket Currencies	Weighting	Initial exchange rate	Reference source
	Australian dollar (“AUD”)	16.6667%	0.9150	Reuters Page “WMRSPOT12”
	Brazilian real (“BRL”)	16.6667%	1.7040	Reuters Page “BRFR”
	Hungarian forint (“HUF”)	16.6667%	178.08	Reuters Page “ECB37” = (HUF/EUR) / (USD/EUR)
	Indian rupee (“INR”)	16.6667%	39.98	Reuters Page “RBIB”
	Mexican peso (“MXN”)	16.6667%	10.7842	Reuters Page “WMRSPOT10”
	Turkish lira (“TRY”)	16.6667%	1.2049	Reuters Page “ECB37” = (TRY/EUR) / (USD/EUR)
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
If the basket performance is greater than zero, the greater of:
(i)  the jump amount and
(ii) $1,000 times (x) basket performance times (y) participation rate
If the basket performance is less than, or equal to, zero:
$0

Basket performance:	Sum of the currency performance values of each of the basket currencies
Jump amount:	$200
Participation rate:	100%
Currency performance:	With respect to the Australian dollar: [(final exchange rate / initial exchange rate) – 1] With respect to the other basket currencies: [(initial exchange rate / final exchange rate) – 1]
Currency performance value:	With respect to each basket currency: currency performance x weighting
Initial exchange rate:	The exchange rate on the pricing date. See “Basket – Initial exchange rate” above.
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
With respect to the Australian dollar, the rate for conversion of one Australian dollar into U.S. dollars, as determined by reference to the applicable reference source described herein.  With respect to the other basket currencies, the rate for conversion of each respective basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein. See “Basket – Reference source” above.

Valuation date:	November 19, 2010
CUSIP:	6174462X6
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
Per Note	100%	2%	98%
Total	$12,417,000	$248,340	$12,168,660
(1)  The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.
(2)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 490 dated January 25, 2008
Prospectus Supplement for Currency-linked Capital Protected Notes dated September 21, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.